December 21, 1998
  DST Systems, Inc. and USCS International, Inc. Announce Completion of Merger

DST Systems, Inc. (DST) and USCS International, Inc. (USCS) announce that they have completed the merger of USCS with a wholly owned subsidiary of DST. Earlier today the shareholders of each of DST and USCS approved the merger. Under the terms of the agreement, USCS becomes a wholly owned subsidiary of DST and each USCS shareowner will receive 0.62 shares of DST common stock for each share of USCS common stock. DST will issue approximately 13.8 million shares in the transaction. The merger will be accounted for as a pooling of interests.

This merger represents a significant expansion of DST's presence in the output processing and customer management software and services industries. DST is now a leading provider of services in three growing industries, mutual fund shareowner processing, customer management services, and output processing. USCS, through its CableData, Inc. subsidiary, is a leading provider of customer management software to the cable television and convergence industries, currently servicing approximately 40 million subscribers worldwide. DST, through its DBS Systems Corporation subsidiary, provides subscriber management services to DirecTV. USCS' subsidiary, International Billing Services, Inc., provides bill presentation services to a variety of communications and other service providers. DST's subsidiary, Output Technologies, Inc., provides a variety of output related services to a diversified group of industries, primarily in the financial services sector.

The combined entity has approximately $1.1 billion in annual revenues, has approximately $1.1 billion in stockholders' equity and has 8,000 employees worldwide.

George L. Argyros, a USCS major stockholder and Director and James C. Castle, Chairman and Chief Executive Officer of USCS, have been appointed to the DST Board of Directors.

The shareholders of DST also approved increasing the number of shares of DST common stock authorized for issuance under DST's 1995 Stock Option and Performance Award Plan from 6,000,000 shares to 9,000,000 shares.

The information and comments above include forward-looking statements respecting DST and USCS and their businesses and the results of the transaction described. Such information and comments are based on DST's and USCS' views as of today, and actual results could differ. There could be a number of factors affecting actual future results, including those set forth in Form 8-K/A dated April 13, 1998 and S-4 Registration Statement effective November 20, 1998 filed by DST with the Securities and Exchange Commission (SEC) and those set forth by USCS in the Form S-1 filed with the SEC and declared effective by the SEC on June 20, 1996, and Form 10-Q for the quarter ended September 30, 1998 filed with the SEC. All such factors should be considered in evaluating any forward-looking comments.

DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105-1594

NYSE & CSE Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer